CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 149 to Registration Statement No. 02-90946 on Form N-1A of our reports dated December 18, 2008 relating to the financial statements and financial highlights of Eaton Vance Mutual Funds Trust, including Eaton Vance Emerging Markets Local Income Fund, appearing in the Annual Report on Form N-CSR of Eaton Vance Mutual Funds Trust for the year ended October 31, 2008, and to the references to us under the headings ‘‘Financial Highlights’’ in the Prospectus, ‘‘Independent Registered Public Accounting Firm,’’ in the Statements of Additional Information, and item ‘‘6.’’ in the Supplement to the Prospectus, which are incorporated by reference and part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts November 25, 2009